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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2010

Oglethorpe Power Corporation
(An Electric Membership Corporation)
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-53908 (Commission File Number)	58-1211925 (I.R.S. Employer Identification No.)

2100 East Exchange Place Tucker, Georgia (Address of principal executive offices)	30084-5336 (Zip Code)

Registrant's telephone number, including area code: (770) 270-7600

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

        On October 26, 2010, we entered into a non-binding term sheet with a third party to acquire natural gas-fired generation facilities. In addition to significantly greater generation capacity, the purchase price for the facilities is expected to be less than the cost projected for us to construct a previously disclosed 605-megawatt combined cycle plant. The proposed acquisition remains subject to the completion of our due diligence and approval process, including subscription by our members and approval by our members and our Board of Directors, as well as negotiation of definitive agreements with the third party and, as a result, may not result in a completed transaction. If we complete this acquisition, we anticipate that it will close in early 2011.

        We are considering a variety of interim financing alternatives available to us for this acquisition including, but not limited to, using cash on hand, drawing down on our existing credit facilities and issuing unsecured notes in transactions registered or exempt under the Securities Act of 1933, as amended. Regardless of the interim method of finance, we intend to apply to the Rural Utilities Service for long-term financing. For any amounts not funded through the Rural Utilities Service, we intend to issue taxable bonds secured under our indenture. For additional information regarding the Rural Utilities Service and the federal programs administered by it, see "BUSINESS—OGLETHORPE POWER CORPORATION—Relationship with Rural Utilities Service" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

        If we acquire these facilities, we would revise our plans to construct future generation resources to reflect this additional generation capacity and our members' projected power supply needs. Completing this acquisition would affect two generation projects currently under development, a 605-megawatt combined cycle plant and the 100-megawatt Warren County biomass plant, which are projected to cost us approximately $750 million and $477 million, including allowance for funds used during construction, respectively. Upon closing, we would cancel the combined cycle plant and indefinitely defer the Warren County biomass plant while we continue to monitor regulatory and legislative uncertainties related to biomass electricity generation. These actions would reduce our previously disclosed projected capital expenditures by approximately $250 million through 2012 and by a total of approximately $1.2 billion through 2015, exclusive of expenditures at closing related to the purchase price of the target facilities. To date, the expenditures on the combined cycle and biomass plants have not been material. This acquisition would have no effect on our participation in the construction of Plant Vogtle Units No. 3 and No. 4. We will continue to evaluate other generation resource development opportunities to help meet our members' projected power supply needs over the next ten years.

        For further discussion of our planned future generation resources and projected capital expenditures, see "BUSINESS—OUR POWER SUPPLY RESOURCES—Future Power Resources" in our 2009 Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital Requirements and Liquidity and Sources of Capital—Future Power Resources" and "—Capital Expenditures" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

Cautionary Note Regarding Forward-Looking Statements

        The statements above contain forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the expected purchase price of the natural gas-fired generation facilities, our plans to finance, both on a short- and long-term basis, our acquisition of the facilities and the related actions that we would expect to take upon our acquisition of the facilities. We caution you not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside of our control; accordingly, there can be no assurance that such forecasted results will be realized. For a list of the factors that could cause actual results to differ materially from those anticipated by these forward-looking statements, see "RISK FACTORS" in our 2009 Form 10-K. We assume no obligation to update any information contained in this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(a)
Not applicable.

(b)
Not applicable.

(c)
Not applicable.

(d)
Not applicable.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)
Date: October 26, 2010	By:	/s/ THOMAS A. SMITH Thomas A. Smith President and Chief Executive Officer

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  Item 8.01 Other Events
  Item 9.01 Financial Statements and Exhibits
SIGNATURE